ADC Announces Start of Open Market Share Repurchases
as Part of $150 Million Program

MINNEAPOLIS — September 9, 2008— ADC (NASDAQ: ADCT, www.adc.com) today announced that it will begin to repurchase its shares with cash in open market transactions. Initial purchases under this program will be pursuant to a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934. Following completion of this plan, ADC may then enter into an additional 10b5-1 plan or may use other transaction structures for the balance of the $150 million program.

On Aug. 13, 2008, ADC announced that its board of directors authorized a share repurchase program for up to $150 million. This program provides that stock repurchases may commence beginning in Sept. 2008 and may continue until the earlier of the completion of $150 million in share repurchases or July 31, 2009. The final number of shares that the company repurchases, along with the timing of any share repurchases, will depend on prevailing market conditions as well as the specific transaction programs and arrangements selected to buyback shares. As of Sept. 2, 2008, ADC had approximately 117.7 million shares of common stock outstanding. The shares repurchased by ADC are expected to be held as treasury shares.

“We are pleased to announce the initiation of our share repurchase program of up to $150 million as it reflects our confidence in the long-term potential of our business to continue our strong financial growth,” said Robert E. Switz, chairman, president and CEO of ADC. “For the five-year fiscal period ending Oct. 31, 2008, we expect our compound annual growth rate to be in excess of 20% in sales and over 30% in cash flow from operating activities. These results demonstrate the successful execution of our strategy to position ADC in the high-growth segments of fiber-based and wireless communications networks that deliver broadband services to business, residential and mobile subscribers.”

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include statements about ADC’s share repurchase program and expected financial results. The statements made by ADC are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include those identified in the section captioned “Risk Factors” in Item 1A of ADC’s Annual Report on Form 10-K for the year ended October 31, 2007, as may be updated in Item 1A of ADC’s subsequent Quarterly Reports on Form 10-Q or other filings ADC makes with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.